September 25, 2000



Community Financial Shares, Inc.
357 Roosevelt Road
Glen Ellyn, Illinois 60137

Ladies and Gentlemen:

         We are acting as special securities and tax counsel to Community Financial Shares, Inc. (the "Company"), in connection with the Merger Agreement (the "Merger Agreement") dated August 16, 2000, by and among Community Bank - Wheaton/Glen Ellyn (the "Bank") and COMMBANK-WGE (the "Interim Bank") and joined in by the Company. Pursuant to the Merger Agreement, the Company will form the Interim Bank. Bank will be merged with and into Interim Bank (the "Merger"), and Interim Bank will be the surviving entity in the Merger, (the "Surviving Bank").

         You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) a copy of the Merger Agreement and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also been advised by the parties that:

          a. The principal reasons for undertaking the Merger is to provide opportunities for diversification by the Company into other banking-related business ventures, to provide flexibility for meeting future financing needs of the Bank and any future subsidiaries of the Company, and to allow the Company to redeem its shares it is so desires.

          b. The Company stock received by each shareholder of Bank and issued in the Merger will have a fair market value approximately equal to that of the stock of Bank stock exchanged therefor.

          c. After consummation of the Merger, the Surviving Bank will hold assets representing at least 90% of the fair market value of the net assets and 70% of the fair market value of the gross assets owned by the Bank and the Interim Bank, considered separately, immediately before such consummation. For this purpose, the following are considered to be made from assets owned by the Bank immediately prior to consummation of the Merger: (1) all payments made by the Bank to any stockholders of the Bank who exercise dissenters' rights, (2) all redemptions of Bank stock and dividends and distributions with respect thereto (except for regular periodic divided distributions) made by the Bank in anticipation of the Merger and (3) all

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payments made by the Bank of expenses incurred in connection with its change in corporate structure effected by the Merger.

          d. Prior to the Merger the Company will be in control of the Interim Bank within the meaning of Section 368(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

          e. The Surviving Bank has no plan or intention, following consummation of the Merger, to issue additional shares of Surviving Bank stock or to create any new classes of capital stock.

          f. Neither the Company nor any person related to the Company, within the meaning of Treas. Reg. Section 1.368-1(e)(3), has a plan or intention to redeem or otherwise acquire any shares of Company stock to be issued in the Merger.

          g. The Company has no plan or intention, following consummation of the Merger, to liquidate the Surviving Bank, to cause the Surviving Bank to be merged with any other bank or corporation, to sell or otherwise dispose of the Company's shares of Surviving Bank stock or to cause the Surviving Bank to sell or otherwise dispose of any of its assets, except for sales or other dispositions made in the ordinary course of business.

          h. The liabilities of the Bank assumed by the Interim Bank and the liabilities to which the Bank's assets are subject were incurred by the Bank in the ordinary course of its business.

          i. Following consummation of the Merger, the Surviving Bank will continue the present business of the Bank or use a significant portion of the Bank's business assets in its business.

          j. The Company, the Bank, the Interim Bank and the stockholders of the Bank, respectively, will pay their own expenses incurred in connection with the Merger.

          k. There is no intercorporate debtedness existing between the Company and Interim Bank or between Interim Bank and Bank that was issued, acquired, or will be settled at a discount.

          l. Neither the Company, the Interim Bank nor the Bank are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          m. The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.


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          n. The fair market value of the assets of the Bank transferred to
Interim Bank will equal or exceed the sum of the liabilities assumed by Interim Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

          o. No stock of Interim Bank will be issued in the Merger.

          p. The Company does not now own and will not own at any time prior to consummation of the Merger any shares of Bank stock.

          q. There are no warrants, options or other rights obligating the Bank to issue any additional shares of capital stock, nor are there any securities which are convertible into shares of capital stock of the Bank.

         In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

          2. Any representation or statement referred to above made "to the knowledge of," "to the best of the knowledge" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

          3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

          4. The Merger will be reported by the parties on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

          5. The Merger will be consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state law.

         Based upon the foregoing and our examination of such matters of law as we have deemed necessary, we are of the opinion that:

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          1. The Merger of the Bank with Interim Bank will constitute a tax-free reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company and Bank will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

          2. No gain or loss will be recognized to the stockholders of the Bank upon the transfer of its assets to, and the assumption of its liabilities by, the Continuing Bank in the Merger. No gain or loss will be recognized by the Company upon its acquisition of shares of Bank common stock in the Merger;

          3. No gain or loss will be recognized to the stockholders of the Bank upon receipt of shares of common stock of the Company solely in exchange for common stock of the Bank;

          4. The tax basis of the shares of common stock of the Company to be received by the stockholders of the Bank in exchange for common stock of the Bank will be the same as the tax basis of the shares of common stock of the Bank exchanged therefor; and

          5. The holding period of the shares of common stock of the Company received by stockholders of the Bank in the reorganization will include the holding period of the shares of common stock of the Bank exchanged therefor, provided that such Bank stock is held as a capital asset in the hands of the Bank shareholder on the date of the consummation of the Merger.

Stockholders who perfect their dissenters' rights and receive cash from the Bank for the value of their shares of the Bank in lieu of common stock of the Company, will recognize gain or loss upon receipt of such cash. Such gain or loss may be long- or short-term, depending on the facts or circumstances.

         This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

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         No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         We consent to the inclusion of this opinion as an exhibit to the S-4 Registration Statement of Community Financial Shares, Inc., and the references to and summary of this opinion in such S-4 Registration Statement.

                                                          Very truly yours,

                                                          CHAPMAN AND CUTLER

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